Exhibit 99.4

Direct line: (345) 815 1805
Direct Email: jonathan.mclean@ogier.com
Reference: 420910.00001/PDC/JRM

[·] 2009

BY HAND	ON AN EXPRESS BASIS
FOR [·] 2009

Registrar of Companies
Ground Floor
Citrus Grove Building
106 Goring Avenue
George Town, Grand Cayman

Dear Sirs,

TUSCANY MINERALS LTD. (the "Company")

Transfer of a Corporation currently registered in Wyoming, U.S.A. to be Registered by way of continuation ON AN EXPRESS BASIS as an Exempted Company Limited by Shares under the Companies Law (2007 Revision) (the “Law”).

Please note that the Company wishes the Registration by way of Continuance to be effective on [·], 2009. We would appreciate it if you could review this application and advise Jonathan McLean of our offices of any issues prior to [·], 2009 so that any issues can be resolved prior to that date.

In addition, in order to meet Wyoming requirements we request that a Certificate of Registration By Way of Continuation be issued as early as possible on the morning of [·], 2009.

We act on behalf of the Company in support of its application to be registered by way of continuation as an exempted company limited by shares under the Law, and we have been instructed as follows:

1.

The Company is incorporated, registered and existing in Wyoming, U.S.A. as a company limited by shares and carries on business in Wyoming. We enclose a copy of the Certificate of Transfer issued by the Wyoming Secretary of State as evidence that the laws of Wyoming permit the transfer of the company in the manner provided in part XII of the Law.

[·], 2009

2	The name of the Company was reserved for one month on 9 April, 2009.

3	All creditors of the Company have been notified of the proposed continuance.

4.

The Company is constituted as a company limited by shares, in substantially the form in which it could have been incorporated as an exempted company limited by shares under the Law. The Company will, within 90 days of registration by way of continuation, adopt a new Memorandum and Articles of Association in accordance with section 223(1) of the Law.

In support of this application, we enclose the following documents:

(a)	certified copies of the Company’s Certificate of Incorporation and its current Articles of Incorporation and Bylaws.

(b)	a certified copy of the Company’s Register of Directors;

(c)	a certified copy of resolutions of the Company’s board of directors approving the transfer by way of continuation;

(d)	a certified copy of resolutions of the shareholders of the Company approving the transfer by way of continuation and other matters;

(e)	a voluntary declaration sworn by a director of the Company dealing with the matters referred to in section 221(2),(c)(d)(e)(f),(g),(h),(i),(j),(k),(l),(m),(n),(o),(p) and (q) of the Law;

(f)	a statement of the company’s assets and liabilities;

(g)	a cheque in the amount of CI $1,928.00 in respect of the following fees:

Registration Fee	CI $1,968.00
Express Fee	400.00
Certificate of Incorporation (4 certified copies)	328.00
2,696.00

(h)	the certificate of good standing from Wyoming.

We are instructed that the registered office of the Company will be at the offices of Ogier Fiduciary Services (Cayman) Limited, Queensgate House, P.O. Box 1234. George Town, Grand Cayman, KY1-1108, Cayman Islands.

Ogier
Associated Offices
www.ogier.com

Queensgate House	Guernsey	A list of Cayman Partners may be
PO Box 1234	Jersey	Inspected on our website
Grand Cayman KY1-1108	London
Cayman Islands	Ireland
Tel +1 345 949 9876
Fax +1 345 949 9877

[·], 2009

We look forward to receiving, on the morning of [·], 2009, a certificate of registration by way of continuation in respect of the Company, registered as an exempted company under the law dated [·], 2009.

Yours faithfully

________________
OGIER

Ogier
Associated Offices
www.ogier.com

Queensgate House	Guernsey	A list of Cayman Partners may be
PO Box 1234	Jersey	Inspected on our website
Grand Cayman KY1-1108	London
Cayman Islands	Ireland
Tel +1 345 949 9876
Fax +1 345 949 9877